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                                                                     Exhibit 5.1

                           JONES, DAY, REAVIS & POGUE
                                   North Point
                               901 Lakeside Avenue
                              Cleveland, Ohio 44114

                                 April 12, 2002



Penton Media, Inc.
The Penton Media Bldg.
1300 Superior Avenue
Cleveland, Ohio  44114




            Re:  Common Stock, par value $.01 per share, of Penton Media, Inc.

Gentlemen:

            We have acted as counsel for Penton Media, Inc., a Delaware corporation (the "Company), in connection with the filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-3 (Reg. No. 333- ) (the "Registration Statement") for the purpose of registering under the Securities Act of 1933 (the "Act") shares of the Company's common stock, par value $.01 per share (the "Common Stock"), for the account of certain selling stockholders in accordance with the terms and conditions of the Amended and Restated Series B Convertible Preferred Stock and Warrant Purchase Agreement, dated as of March 18, 2002 (the "Purchase Agreement"), and the Registration Rights Agreement, dated as of March 19, 2002.

        In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that the shares of Common Stock issuable upon conversion (the "Conversion Shares") of the Company's Series B Convertible Preferred Stock, par value $.01 per share (the "Series B Preferred Stock") and the shares of Common Stock issuable upon exercise (the "Warrant Shares") of the warrants issued under the Purchase Agreement (the "Warrants") have been duly authorized and reserved for issuance upon conversion of the Series B Preferred Stock and exercise of the Warrants, respectively, in accordance with the terms of the Purchase Agreement, the Warrants and the Certificate of Designations relating to the Series B Preferred Stock, and when issued in accordance with the terms of the Purchase Agreement, the Warrants and the Certificate of Designations relating to the Series B Preferred Stock, the Conversion Shares and the Warrant Shares will be validly issued, fully paid and nonassessable.

        Our opinion is based on the assumption that the Company will not be required to issue (i) more than 6,378,874 shares of Common Stock, in the aggregate, upon conversion of the Series B Preferred Stock and exercise of the Warrants prior to obtaining the approval of the issuance of the Conversion Shares and the Warrant Shares from the Company's stockholders to the extent such approval is required, and (ii) more than 22,133,373 shares of Common Stock, in the



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aggregate, upon conversion of the Series B Preferred Stock and exercise of the
Warrants prior to obtaining the approval of an amendment to the Company's Restated Certificate of Incorporation from the Company's stockholders to increase the number of authorized shares of Common Stock to 435,000,000. Our opinion is also based on the assumptions that (i) the consideration received by the Company with respect to each Conversion Share and Warrant Share will be no less than the stated par value per share of the Common Stock and (ii) at the time of any conversion of the Series B Preferred Stock or exercise of the Warrants, the Company has authorized but unissued shares of Common Stock remaining under its Restated Certificate of Incorporation.

        Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Delaware or any other jurisdiction.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by the Company to effect registration of the aforementioned securities under the Act, and to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                              Very truly yours,


                                              Jones, Day, Reavis & Pogue